Exhibit 10.27
Lease Agreement

Lessor (hereinafter referred to as Party A) : Qingyou Quan
Lessee (hereinafter referred to as Party B) : Harbin Queen Beauty Demonstration Center

Through friendly negotiation, the two parties reached the following provisions:

I.
Party A will lease to Party B the house owned by Party A which is located at 108 Jiejing Street, Nangang District, Harbin with 1097 square meters of building area). The rental term will be 4 years, i.e. from Jan 1st, 2009 to Jan 1st, 2013.

II.	Rental amount and Payment :

The first year: Jan 1st, 2009 to : Jan 1st, 2010, the rental amount will be 315,000Yuan
The second year: Jan 1st, 2010 to : Jan 1st, 2011, the rental amount will be 345,000Yuan
The third year: : Jan 1st, 2011 to : Jan 1st, 2012, the rental amount will be 375,000 Yuan
The fourth Year: Jan 1st, 2012 to : Jan 1st, 2013, the rental amount will be 405,000Yuan

Payment: make payment one month in advance of 6 months. Party B should be responsible for all the losses accrued by paying the rental amount.

III.
Party B should not change the house structure and use without Party A’s permission. If the house, equipments and property are damaged by Party B, Party B should restore the house former situation or compensate the economic losses.

IV.
Party B should be responsible for the warming fees, house leasing tax and all the expenses accrued by party B, such as management fees, road occupying fees, warranty fees, water & electricity fees and personal income tax. If Party B need party A to assistant to negotiate with the relevant departments when party B deals with the above expenses, Party A should assistant Party B.

V.
Party B promise to operate and pay taxes comply with the laws. Party B should be responsible for the protection of the fire, stealing, electricity, earthquake, Party B should bear the economic losses if it happens.

VI.
Party B should take care of the property for 24 hours during the term, take good care of the water, electricity, and gas, especially for the leakage, any incident or disputes arise because of it should be borne by Party B.

VII.	During the lease term, if Party A would like to withdraw the house, Party A should be responsible for Party B’s economic losses.

VIII.
After the expiration date, Party B should give the house back to Party A in time. If Party B need to renew the agreement, should send the written application to Party A in one month in advance. After reach agreement on the rental amount, term and provisions between the two parties, could renew the agreement.

IX.	Two copies and each copy for each party, and each copy has the same legal effect. The agreement will become effective after it was signed and sealed.

Lessor (Party A) : Qingyou Quan                                  Lessee (Party B ) : Harbin Queen Beauty
Representative:                                                                 Representative: Bingrong Wu
Signature :_________________                                  Signature :_________________
Tel: 13946137777                                                               Tel: 1390451151 1
ID Number:230104196404021459                                     ID Number:230103630975066

                                                                                                       Signing Date: December 30, 2008